Exhibit 99.1

                    TANOX REPORTS 2006 SECOND QUARTER RESULTS

                          REVENUE UP 72% YEAR OVER YEAR

                                   ----------

                      TNX-355 DISCUSSIONS WITH FDA ONGOING

                                   ----------

                      CONFERENCE CALL TODAY AT 10 A.M., EDT

    HOUSTON, Aug. 8 /PRNewswire-FirstCall/ -- Tanox, Inc. (Nasdaq: TNOX) today reported financial results for the second quarter ended June 30, 2006.

    Revenues for the second quarter of 2006 were $12.7 million compared to revenues of $7.4 million for the second quarter of 2005, and $9.8 million for the first quarter of 2006. Net royalty revenue from sales of Xolair(R) (omalizumab) was $9.9 million for the second quarter of 2006, compared to Xolair royalty revenue of $7.3 million for second quarter of 2005, and $8.8 million for the first quarter of 2006.

    In addition to royalty revenue, Tanox recorded net profit-sharing revenue of $1.2 million for the second quarter of 2006. The profit-sharing revenue represented Tanox's share of Novartis Pharma AG's net profits from U.S. sales of Xolair in the first quarter of 2006. Tanox also recorded second quarter manufacturing-rights revenue of $651,000 from Genentech and Novartis based on the quantity of Xolair produced in the first quarter of 2006. Profit-sharing and manufacturing-rights revenue are recorded one quarter in arrears.

    In the second quarter of 2006, Novartis submitted an application for the approval of Xolair in Japan. Under Tanox's collaboration agreement with Novartis, this filing resulted in a $2.0 million milestone payment to Tanox, of which $1.0 million was recorded as revenue in the second quarter. The remaining $1.0 million of the milestone payment is creditable against future royalties and was recorded as deferred revenue.

    Tanox reported a net loss of $2.3 million, or $0.05 per share, for the second quarter of 2006, compared to a net loss of $5.4 million, or $0.12 per share, for the second quarter of 2005, and a net loss of $5.2 million, or $0.12 per share, for the first quarter of 2006.

    Results for the second quarter of 2006 reflected the company's Jan. 1, 2006 adoption of Statement of Financial Accounting Standards No. 123R (FAS
123R). The impact of expensing employee stock compensation is reflected in the table below:

                        Loss Per Share
                          Before Stock               Stock          Reported
                          Compensation        Compensation              Loss
    Second Quarter             Expense             Expense         Per Share
    -----------------   --------------    ----------------   ---------------
    2006                $        (0.02)   $          (0.03)  $         (0.05)

    Research and development costs for the second quarter of 2006 were $14.0 million, compared to $12.0 million for the second quarter of 2005, and $14.0 million for the first quarter of 2006. The year-over-year increase in research and development costs was attributed to manufacturing activities in preparation for planned clinical trials, preclinical research activities and employee stock compensation expense.

    General and administrative expenses were $3.0 million for the second quarter of 2006, compared to $1.8 million for the second quarter of 2005, and $2.8 million for the first quarter of 2006. The majority of the year-over-year increase in general and administrative costs for the second quarter was due to employee stock compensation expense. Additional expenses were related to business-development activities.

    As of June 30, 2006, Tanox had $172.3 million in cash and investments, compared to $164.5 million at Dec. 31, 2005. The increase in cash is due primarily to a one-time net milestone payment of $12.8 million received in the first quarter of 2006.

    Recent and Second Quarter Company Highlights

     * Tanox conducted a meeting with the Food and Drug Administration to discuss clinical-trial results and continued development of TNX-355, the company's antibody being investigated for the treatment of HIV/AIDS. The FDA indicated that an additional dose-finding study will be needed. The FDA also indicated that a dose-finding trial, if appropriately designed and successful, could serve as one of the pivotal studies for a Biologics License Application (BLA) submission. The company expects to continue its discussions with the Agency regarding clinical-trial design over the next several weeks. The outcome of these discussions may delay the company's anticipated submission of a BLA. Tanox intends to provide additional information about the timing of future clinical trials for TNX-355 later this quarter.

     * Two TNX-355 abstracts will be presented later this month at the 2006 International AIDS Conference in Toronto. An oral presentation will provide 48-week Phase 2 efficacy and safety data of TNX-355 in combination with an optimized background regimen. A poster presentation will highlight in vitro findings of TNX-355's activity against enfuvirtide-resistant HIV. Both presentations will be made Aug. 17.

     * Patient enrollment began in a Phase 1 clinical trial of TNX-650 for the treatment of Hodgkin's lymphoma. Enrollment of the first two patient cohorts has been completed. In addition, a second clinical-trial site has been added to the program and is expected to begin enrolling patients in the trial's third cohort in August.

    "I am encouraged by the advancement of our drug-development programs through the first half of the year," said Danong Chen, Ph.D., president and chief executive officer. "The steps we've taken with our internal projects in 2006 have been supported by the strong financial impact of our Xolair alliance, which has provided us with a growing revenue stream."

    Financial Outlook

    The company anticipates net cash usage in 2006 of approximately
$10 million. The revised forecast reflects the company's expectation that certain costs associated with continued development of TNX-355 will now occur in 2007 and beyond.

    Conference Call

    Tanox will host a conference call for investors today at 10 a.m., EDT. The conference call can be accessed at 1-800-591-6923 (domestic) or 1-671-614-4907 (international). The pass code is 3150-1740. Live audio of the call will be webcast on the Internet. The webcast can be accessed from the Tanox Web site at http://www.tanox.com in the Investor Relations section. An audio replay of the webcast will be available beginning at noon, EDT, Aug. 8, 2006 through 11 a.m., EDT, Sept. 8, 2006. Access phone numbers for the replay are: 1-888-286-8010 (domestic) and 1-617-801-6888 (international); conference pass code 2582-3445.

    About Tanox, Inc.

    Tanox is a biotechnology company specializing in the discovery and development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer. Tanox's lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS. TNX-355 has shown significant antiviral activity in Phase 2 clinical testing. Tanox's first-approved drug, Xolair(R) (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and major European countries. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at http://www.tanox.com.

    This news release contains forward-looking statements regarding Tanox's expectations for net cash usage and the timing of clinical developments, as well as statements regarding the therapeutic potential for TNX-355 and TNX-650. These statements are based on Tanox's current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially due to a number of factors, including:
the continued market acceptance of Xolair(R); the results of our collaborators, Genentech and Novartis, in growing sales of Xolair; our ability to successfully recruit participants for clinical trials; failure to achieve positive results in clinical trials; and the strength of our patent portfolio. The therapeutic potential of TNX-355 as a treatment for HIV-1-infected patients or TNX-650 as a treatment for Hodgkin's lymphoma patients is subject to the risks inherent in drug development. The conduct or timing of any future trials of TNX-355 can depend on many factors, including our discussions with the FDA, whether we choose to partner the program, and availability of sufficient quantities of clinical-trial material. Success in early stage clinical trials does not ensure that later-stage or larger-scale clinical trials will be successful, and the results achieved in later-stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing drugs. For more detailed information on the risks and uncertainties associated with Tanox's drug development and other activities, see Tanox's periodic reports filed with the Securities and Exchange Commission. The Tanox logo is a registered trademark with the U.S. Patent and Trademark Office.

                                   TANOX, INC.
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per-share data)

                              Summary of Operations
                                   (unaudited)

                                          Three Months Ended            Six Months Ended
                                              June 30,                      June 30,
                                     ---------------------------   ---------------------------
                                         2006           2005           2006           2005
                                     ------------   ------------   ------------   ------------
Revenues, net                        $     12,746   $      7,378   $     22,561   $     13,306
Operating expenses:
  Research and development                 13,980         12,015         27,941         23,755
  Acquired in-process
   research and development                   ---            ---            ---         13,680
  General and administrative                2,963          1,822          5,757          3,755
Total operating expenses                   16,943         13,837         33,698         41,190
Loss from operations                       (4,197)        (6,459)       (11,137)       (27,884)
Other income (net)                          1,924          1,042          3,683          2,005

Net loss                             $     (2,273)  $     (5,417)  $     (7,454)  $    (25,879)

Loss per share - basic and
 diluted                             $      (0.05)  $      (0.12)  $      (0.17)  $      (0.58)
Shares used in computing
 loss per share -
 basic and diluted                         44,835         44,060         44,784         44,457

Employee stock
 compensation expense
 included in operating
 expenses:
  Research and development           $        427            ---   $        759            ---
  General and administrative                  965            ---          1,326            ---
Total                                $      1,392            ---   $      2,085            ---

                        Summary Balance Sheet Information

                                               June 30,     December 31,
                                                 2006           2005
                                             ------------   ------------
                                             (Unaudited)
Assets:
Cash, cash equivalents and investments       $    172,251   $    164,501
Property and equipment (net)                       30,942         31,214
Other assets                                       19,088         34,221
   Total assets                              $    222,281   $    229,936

Liabilities and Stockholders' Equity:
Accounts payable, accrued liabilities
 and deferred revenue                        $     11,559   $     16,495
Stockholders' equity                              210,722        213,441
   Total liabilities and stockholders'
    equity                                   $    222,281   $    229,936

SOURCE  Tanox, Inc.
    -0-                             08/08/2006
    /CONTACT: Steve Sievert of Tanox, Inc., +1-713-578-4211 or ssievert@tanox.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20050207/TNOXLOGO
             PRN Photo Desk photodesk@prnewswire.com /
    /Web site:  http://www.tanox.com /